Exhibit 4.1

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

PARTNERSHIP AGREEMENT

OMEGA MANAGEMENT GMBH & CO. KG

(EFFECTIVE AS OF CONVERSION OF

CONSTELLIUM HOLDCO BV TO CONSTELLIUM NV)

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN,

STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

CONTENTS

Clause		Page

1.	Definitions	- 2 -
2.	Name and Registered Office	- 11 -
3.	Purpose of the Partnership	- 11 -
4.	Partnership Capital / Partners	- 13 -
5.	Investments in TopCo – Allocation of Shares	- 14 -
6.	Partner’s Accounts	- 15 -
7.	Ordinary Class B Shares and Vesting	- 18 -
8.	Transfer of Partnership Interests, Default Call Option	- 20 -
9.	Management and Representation	- 23 -
10.	Resolutions of the Partnership, Partners Meetings	- 24 -
11.	Annual Financial Statement and Appropriation of Results	- 26 -
12.	General Partner’s Authority and Partnership’s Shareholders’ Rights in TopCo	- 28 -
13.	Pre-emptive Rights to New Shares or Interests in TopCo	- 28 -
14.	Compulsory Transfer of Limited Partnership Interests, Call Options	- 29 -
15.	Restrictive Covenants	- 32 -
16.	Compensation	- 32 -
17.	Duration/Termination	- 35 -
18.	Succession Upon Death	- 36 -
19.	Duty to maintain Confidentiality	- 37 -
20.	Power of Attorney for Dealings with the Commercial Registry	- 37 -
21.	Publications	- 37 -
22.	Partial Invalidity and Amendments to this Partnership Agreement	- 37 -
23.	Arbitration, Jurisdiction	- 38 -

PARTNERSHIP AGREEMENT

1.	DEFINITIONS

1.1	In this Agreement the following words and expressions shall have the following meanings:

A-Shares	has the meaning given to it in Section 3.2

Additional Shares	has the meaning given to it in Section 13.3

Affiliates	when used with reference to a specified person (excluding, however, any individual), shall mean any person that directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by or is under common control or ownership with the specified person. For such purposes, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of a majority of voting securities, by contract or otherwise

Approved Sale	has the meaning given to it in Section 6.3

Arbitration Agreement	has the meaning given to it in Section 23.1

B1-Shares	has the meaning given to it in Section 3.2

B2-Shares	has the meaning given to it in Section 3.2

Bad Leaver	has the meaning given to it in Section 14.1.1

Business Day	shall mean any day that is not a Saturday, Sunday or an official (federal) public holiday in Amsterdam, Frankfurt am Main, London, New York or Paris and on which banks in Amsterdam, Frankfurt am Main, London, New York and Paris are open for the transaction of commercial business

Call Option	shall mean collectively the Leaver Call Option and the Default Call Option

Capital Account I	has the meaning given to it in Section 6.1

Capital Account II	has the meaning given to it in Section 6.1

Capital Account III	has the meaning given to it in Section 6.1

Capital Accounts	has the meaning given to it in Section 6.1

Catch-Up Year	has the meaning given to it in Section 7.2.2

Cause	shall mean:

the Manager’s or Related Manager’s commission of a criminal offence which can be sanctioned by imprisonment;

dismissal, removal or non-renewal for Gross Negligence or Wilful Misconduct;

breach by the Manager or Related Manager of or failure to perform his/her obligations under any agreement entered into between the Manager or Related Manager and any member of the Group and/or by-laws, or breach by the Manager or Related Manager of any legal duty to any member of the Group, or failure by the Manager or Related Manager to follow the lawful instructions of the board of directors or (other than the Manager or Related Manager who is the CEO) CEO of TopCo or its primary operating subsidiaries, or any failure by the Manager or Related Manager to cooperate in any audit or investigation of any member of the Group, in each case after written notice of the breach or of the failure that has not been remedied within 14 days from the date of receipt of notice by the Manager or Related Manager (to the extent remedy is reasonably possible)

Change of Control	shall mean

(i) one person (or a group of persons acting together) acquires 50% or more of the issued and outstanding A- Shares of TopCo, or 50% or more of each class of the issued and outstanding shares of HoldCo, or

(ii) the sale or other divestment of more than 80% (in terms of value) of the consolidated assets of TopCo or HoldCo and either of their direct and indirect subsidiaries in a transaction where the net proceeds are to be distributed to the holders of equity in TopCo, other than in each case of (i) and (ii) any such acquisition by (a) Apollo Omega (Lux) S.à r.l. with registered office at 7, Val Ste Croix, L-1371 Luxembourg, (b) Rio Tinto International Holdings Ltd. with its registered office at 2 Eastbourne Terrace, London, W2 6LG, United and (c) Fonds Stratégique d’Investissement, with registered office at 56 rue de Lille, 75007 Paris, France, in each case (a) to (c) or any of its Affiliates

Conversion	has the meaning given to it in Section 7.1

Cost	shall mean the total amount of cash invested by a Manager and any relevant Investment Vehicle for Securities attributable to his/her Limited Partner’s Equity Stake, disregarding any accrued, but unpaid interest, profit or dividends, but including, for the avoidance of doubt, the Liable Capital Contribution

Current Account	has the meaning given to it in Section 6.1

Dealing Restrictions	has the meaning given to it in Section 5.2

Default Call Option	has the meaning given to it in Section 8.6

Dividend Capital Account	has the meaning given to it in Section 6.1

EBITDA	shall mean, for any period, Net Income of TopCo and its subsidiaries on a consolidated basis,

plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (iv) of this clause (a) reduced such Net Income for the period for which EBITDA is being determined):

(i) provision for taxes based on income, profits or capital of HoldCo and its subsidiaries;

(ii) gross interest expense of TopCo and its subsidiaries, including the applicable portion of any payments or accruals with respect to capitalized lease obligations and net payments and receipts (if any) pursuant to interest rate hedging arrangements;

(iii) depreciation, amortization and accretion expenses of TopCo and its subsidiaries; and

(iv) any other non cash charges, including non-cash impairment charges or asset write-offs and non-cash compensation charges or expenses resulting from stock, equity option and related grants;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Net Income for the period for which EBITDA is being determined);

(i) non cash items increasing Net Income; and

(ii) gross interest income of TopCo and its subsidiaries;

and excluding moving average impact;

provided that, for the avoidance of doubt, the cost and expenses incurred by TopCo in connection with the initial public offering of Ordinary Class A Shares of TopCo shall not be deducted from EBITDA.

EBITDA Target	shall mean the relevant EBITDA target(s) set out in Section 7.2.2 in respect of Tranche B and Tranche C Vesting

EBITDA Adjustment Ratio	has the meaning given to it in Section 7.2.3

Effective Investment Date	shall mean the effective date of a Manager’s first acquisition of a Partnership Interest or parts thereof, as the same was specified in the MEP SPA or other contract pursuant to which he acquired such interest

Entitled Limited Partners	has the meaning given to it in Section 5.3

Entitlement	has the meaning given to it in Section 13.3

Fair Market Value	has the meaning given to it in Section 16.4

Fixed Capital	has the meaning given to it in Section 4.3

General Partner	has the meaning given to it in Section 4.1

Good Leaver	has the meaning given to it in Section 14.1.2

Good Reason	shall mean voluntary resignation by the Manager after any of the following actions are taken by TopCo or any member of the Group without the Manager’s consent: (i) a material reduction in the Manager’s base salary (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive), or (ii) a material reduction in the Manager’s duties or responsibilities, provided, however, that none of the events described in the foregoing sections (i) or (ii) shall constitute Good Reason unless (i) the Manager has notified TopCo in writing describing the events which constitute Good Reason within thirty (30) days following the initial existence of the condition, (ii) TopCo fails to cure such events within thirty (30) days after its receipt of such written notice and (iii) the Manager actually terminates employment within thirty (30) days following the end of such cure period

Gross Negligence	shall mean:

for those Managers or Related Managers whose employment contract is governed by French law, “faute grave’’ as this notion is determined by the labor division of the French Cour de cassation;

for those Managers or Related Managers whose employment contract is not governed by French law, a departure from the normal standard of conduct of a professional man which could be regarded by those familiar with the circumstances (e.g. professionals with similar experience and working in the same industry) as a wrongdoing regarding the ordinary care or knowledge that a professional man of ordinary skill would display

Group	has the meaning given to it in Section 3.5

HGB	shall mean German Commercial Code (Handelsgesetzbuch)

HoldCo	has the meaning given to it in Section 3.3

Investment Vehicle	shall mean any corporate body, partnership, trust, association or other person which holds Partnership Interests, directly or indirectly, on behalf of one or more Managers

KG Interest T [Related Manager’s individualized number to be included]	has the meaning given to it in Section 6.12

KG Interest T List	has the meaning given to it in Section 6.12

Leaver	shall mean any Bad Leaver or Good Leaver

Leaver Call Option	has the meaning given to it in Section 14.3

Liable Capital Contribution	has the meaning given to it in Section 4.2

Limited Partner(s)	has the meaning given to it in Section 4.3

Limited Partner’s Equity Stake	has the meaning given to it in Section 4.3

Liquidity Event	shall mean any sale, buyback, return or reduction of capital, on repayment or retirement of Securities, whether on a capitalization, refinancing or otherwise

Loss Carryover Account	has the meaning given to it in Section 6.1

LTM EBITDA	shall be EBITDA for the last twelve completed calendar months

Managers	has the meaning given to it in Section 3.5

Managing Limited Partners	has the meaning given to it in Section 9.1

Measurement Date	has the meaning given to it in Section 7.2.17.2.2

Measurement Year	has the meaning given to it in Section 7.2.2

MEP Board	shall mean the advisory board of the General Partner from time to time

MEP SPA	shall mean, with respect to each Limited Partner, the partnership interest sale and transfer agreements or partnership interest sale and contribution agreement as well as any agreement on the acquisition of an additional contribution, as the case may be, with which a Manager or an Investment Vehicle acquires a partnership interest or parts thereof in the Partnership

Net Income	shall mean, with respect to any period, the consolidated net income (loss) of TopCo and its subsidiaries determined in accordance with IFRS for such period; provided that:

(a) any net after-tax extraordinary, non-recurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any relating to (i) severance, relocation, plant shutdowns, curtailments and other restructuring activities; (ii) new product lines; (iii) modifications to pension and post-retirement employee benefit plans and excess pension charges; (iv) acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing retention or completion bonuses; or (v) any equity offering, acquisition, disposition, recapitalization or issuance, repayment, incurrence, refinancing, amendment or modification of indebtedness (in each case, whether or not successful); in each case shall be excluded;

(b) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(c) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of (i) indebtedness or (ii) obligations under swap agreements or other derivative instruments shall be excluded;

(d) Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period; and

(e) unrealized gains or losses relating to hedging transactions and other non-cash gains, losses, income and expenses resulting from fair value accounting shall be excluded

New Issue	has the meaning given to it in Section 13.1

Option Completion Date	shall mean the date on which transfer of ownership of the relevant Partnership Interest (or part thereof) passes to the purchaser following exercise of a Call Option

Ordinary Class A Share	has the meaning given to it in Section 3.3

Ordinary Class B Share	has the meaning given to it in Section 3.3

Partners	has the meaning given to it in Section 6.9

Partnership	has the meaning given to it in Section 2.1

Partnership Interest	shall mean all rights of a Partner in the Partnership including without limitation each Partner’s limited partnership interest, rights to the accounts set forth in Section 4 and including any rights under Sections 11.5 and 11.8

Pooling Investment Vehicle	has the meaning given to it in Section 4.4

Preference Share	has the meaning given to it in Section 3.3

Preference Share Account	has the meaning given to it in Section 6.6

Proportional Interest	has the meaning given to it in Section 11.4

Proportional Interest A	has the meaning given to it in Section 13.1

Related Manager	shall mean the Manager in relation to whom a Limited Partner is an Investment Vehicle as indicated Annex A

Reserve Account	has the meaning given to it in Section 6.1

Restricted Period	shall mean the period of 18 months commencing on the Trigger Date pursuant to Section 15.2

Retiree	has the meaning given to it in Section 14.1.2(b)

Securities	has the meaning given to it in Section 3.2

Sub-Accounts	has the meaning given to it in Section 6.12

Subscription Payment	has the meaning given to it in Section 13.4

Successor Entity	has the meaning given to it in Section 17.2

Terminating Partner	has the meaning given to it in Section 17.7

Territory	has the meaning given to it in Section 15.1.1

TopCo	has the meaning given to it in Section 3.1

TopCo Articles	shall mean TopCo’s articles of association (as amended from time to time)

TopCo Shares	Shall mean the shares issued by TopCo from time to time, including the Ordinary Class A Shares and Ordinary Class B Shares as well as the Preference Share

Tranche A Vesting	has the meaning given to it in Section 7.2.1

Tranche B Vesting	has the meaning given to it in Section 7.2.2

Tranche C Vesting	has the meaning given to it in Section 7.2.2

Transfer Price	has the meaning given to it in Section 16.7

Trigger Date	shall mean, as to any Manager, subject to Sections 15.2 and 17.5, the earliest of the date on which (i) notice of the Manager’s resignation, termination or dismissal is given, (ii) the Manager retires or otherwise ceases to work for the Group on a full time basis, (iii) the Manager’s employment or service contract expires without renewal, (iv) the Manager’s power of disposal or legal, beneficial or economic ownership is lost, or (v) the Manager dies or becomes permanently disabled; provided that, in the case of a Default Call Option, the Trigger Date shall mean the date on which Warehouse becomes aware of the fact that a Default Call Option is capable of acceptance

Un-Vestable Ordinary Class B Shares	has the meaning given to it in Section 7.3

Value Out	shall mean all cash or cash equivalents, securities, debt instruments, notes or other consideration received by or payable or due to a Manager up to and including the Trigger Date in connection with his/her Partnership Interest, including but not limited to: (i) interest, dividends and profit withdrawals and (ii) proceeds of sale, retirement or repayment of any Securities or any part of the Partnership Interest, in all the foregoing cases under (i) or (ii) whether or not on a Liquidity Event

Vest	(including “Vested”, “Vesting” and similar terms) shall mean an Ordinary Class B Share qualifying to be converted into an Ordinary Class A Share and in respect of which the Partnership is entitled to request a Conversion in accordance with Section 7.2

Vesting Tranche	has the meaning given to it in Section 7.2

Warehouse	has the meaning given to it in Section 4.5

Wilful Misconduct	shall mean:

for those Managers or Related Managers whose employment contract is governed by French law, “faute lourde’’ as this notion is defined by the labor division of the French Cour de cassation;

for those Managers or Related Managers whose employment contract is not governed by French law, any act which is deliberate, causes material harm or material damage to the Group, and was not done with the reasonable belief that such act was in the best interests of the Group

1.2	In this Agreement:

1.2.1	where certain expressions used in this Agreement are followed by the German translation of such expression in brackets, the German wording shall prevail;

1.2.2	a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split up or demerged, by means of a statutory split-up or demerger;

1.2.3	a reference to a “person” includes a reference to an individual, body corporate, and any other legal entity and includes such person’s legal representatives, successors and permitted assigns;

1.2.4	the term “subsidiary” of a person shall mean a legal entity which that company is able to direct or control, immediately or through one or more subsidiaries through:

(a)	the exercise of more than half of the votes at a general meeting of shareholders;

(b)	the appointment of more than half of the members of the management board (or local law equivalent); or

(c)	the appointment of more than half of the members of the supervisory board, if any,

and the term “parent” of a company means a legal entity of which that company is a subsidiary within that meaning;

1.2.5	reference to the singular includes a reference to the plural and vice versa;

1.2.6	reference to the masculine includes a reference to the feminine and neuter and vice versa;

1.2.7	a reference to using best endeavours includes exercising all relevant voting rights and other legal powers of control;

1.2.8	a reference to “includes” or “including” or any equivalent expression means “including but without limiting the generality of the foregoing”.

1.3	A reference to a Recital, Annex or Section means a recital, annex or section to or of this Agreement.

2.	NAME AND REGISTERED OFFICE

2.1	The name of the partnership (“Partnership”) is

Omega Management GmbH & Co. KG.

2.2	The Partnership has its seat in Frankfurt am Main, Germany.

3.	PURPOSE OF THE PARTNERSHIP

3.1	The purpose of the Partnership is the acquisition, ownership, management of, and disposition over shares, and other interests in or instruments issued by Constellium Holdco N.V., a Dutch public limited liability company) incorporated under the laws of the Netherlands, whose registered office is at Tupolevlaan 41-61, 1119 NW Schiphol-Rijk, The Netherlands, registered with the Trade Register of the Chamber of Commerce in Amsterdam (Kamer van Koophandel) under number 34393663 (“TopCo”) as well as option or other rights over or in respect of such shares, interests or instruments.

3.2	Prior to the steps described in Section 3.3 below, the Partnership held the following shares in Constellium HoldCo B.V., the legal predecessor of TopCo:

•	167,697 A-Shares with a nominal amount of EUR 0.01 (one Euro cent) each (the “A-Shares”);

•	38,192 B1-Shares with a nominal value of EUR 0.01 (one Euro cent) each (the “B1-Shares”); and

•	53,492 B2-Shares with a nominal amount of EUR 0.01 (one Euro cent) (the “B2-Shares”).

3.3	On 16 May 2013, TopCo’s articles of association have been amended, whereby the nominal value of each share was increased from EUR 0.01 to EUR 0.02. The balance between the amount of the issued capital prior and after the amendment of the articles of association has been debited to the distributable reserves. TopCo also issued a new class of shares, namely preference shares, and issued a preference share class P4 to the Partnership (the “Preference Share”). Subsequently, TopCo issued, pro rata to its shareholders (including the Partnership), additional A-Shares, B1-Shares and B2- Shares out of its distributable reserves as follows (which amounts take into account that TopCo has repurchased, also on 16 May 2013, a certain amount of TopCo Shares which were previously held by the Partnership):

•	3,444,714 A shares;

•	812,811 B1 shares; and

•	910,697 B2 shares.

Pursuant to the conversion of TopCo into the legal form of a NV on or about 21 May 2013, all A-Shares are converted on a one-to-one ratio into ordinary shares class A (the “Ordinary Class A Shares”), all B1-Shares are converted on a one-to-one ratio into Ordinary Class A Shares, and all B2-Shares are converted on a one-to-one ratio into ordinary shares class B (the “Ordinary Class B Shares”). Following the Conversion and after the share capital increase, the Partnership holds:

•	4,463,414 Ordinary Class A Shares; and

•	964,189 Ordinary Class B Shares.

For the purposes of allocating the Ordinary Class A Shares and Ordinary Class B Shares to each of the Limited Partners as set out in Section 5 below, the following shall apply:

•	For each A-Share previously allocated to a Limited Partner, a number of 23.8 Ordinary Class A Shares are now allocated;

•	For each B1-Share previously allocated to a Limited Partner, a number of 23.8 Ordinary Class A Shares are now allocated; and

•	For each B2-Share previously allocated to a Limited Partner, a number of 23.8 Ordinary Class B Shares are now allocated.

3.4	TopCo holds all shares in Constellium Holdco II B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, whose registered office is at Amsteldijk 166, 1079LH Amsterdam, The Netherland, registered with the Trade Register of the Chamber of Commerce in Amsterdam (Kamer van Koophandel, afjeling Handelsregister) under number 34393946 (“HoldCo”). HoldCo is the top holding company of various entities comprising the Alcan Engineered Alumnium Products business unit which HoldCo acquired on 4 January 2011.

3.5	The Partnership serves as the vehicle for members of management of TopCo and its controlled Affiliates from time to time (the “Group”) identified as Managers by the MEP Board and who invest (directly or through Investment Vehicle(s)) in the Partnership (“Managers”) to participate in the growth and success of the Group.

3.6	The Partnership’s sole purpose is to manage its own assets (Vermögensverwaltung). It is not entitled to become active in any trade or business (keine gewerbliche Tätigkeit). Each of the Managers and/or Investment Vehicles holds through the Partnership (Gesamthandsvermögen) a share in the assets of the Partnership (consisting principally of the Securities) pro rata to his/her/its Proportional Interest.

3.7	The Partnership shall be entitled to engage in any activities that directly or indirectly serve its purpose. The Partnership shall be entitled to dispose of any Securities only in accordance with the provisions of this Partnership Agreement.

4.	PARTNERSHIP CAPITAL / PARTNERS

4.1	The general partner (Komplementärin) of the Partnership is Omega MEP GmbH, registered in the commercial register of the local court of Frankfurt am Main under number HRB 89488 with a nominal capital of EUR 25,000 (the “General Partner”). The General Partner shall hold no interest in the Partnership’s assets and shall not be obliged to make any partnership contribution.

4.2	Each of the Limited Partners other than Warehouse and other than any Pooling Investment Vehicle participates in the Partnership with a liable capital contribution (Hafteinlage) of EUR 100 which is registered in the commercial register (the “Liable Capital Contribution”), which shall be posted to Capital Account I. Any Pooling Investment Vehicle and Warehouse may hold higher amounts of Liable Capital Contribution, which shall also be posted to Capital Account I.

4.3	The Partnership capital (Festkapital) shall be equal at all times to the nominal value of the Securities held by the Partnership plus any premium or equivalent in respect thereof (“Fixed Capital”) and the Fixed Capital shall be increased or decreased accordingly in the event of an acquisition, disposal or otherwise increase or decrease of Securities. Each Limited Partner participates in the Fixed Capital in an amount equal to the Securities the Partnership holds in his/her/its regard pursuant to the relevant MEP SPA(s) and any related or ancillary documentation (the “Limited Partner’s Equity Stake”). The Fixed Capital shall not constitute liable capital and shall therefore not be recorded in the commercial register as such.

4.4	Subject to the transfer of interests in the Partnership in accordance with Section 8 hereof, the limited partners (Kommanditisten) (the “Limited Partners” or a “Limited Partner”) of the Partnership shall be those registered in the commercial register of the Partnership as limited partner and as specified with respect to Managers in Annex A to this Partnership Agreement, as updated from time to time. The Partnership can have Investment Vehicles holding a Partnership Interest directly or indirectly on behalf of more than one Related Manager (the “Pooling Investment Vehicle”).

4.5	One of the Limited Partners is Stichting Management Omega with its seat in Amsterdam, The Netherlands, registered with the Kamer van Koophandel under 51885247 (“Warehouse”) which is the sole shareholder of the General Partner.Warehouse may acquire Partnership Interests from Managers in accordance with the terms and conditions of this Partnership Agreement.

4.6	The Managing Limited Partners shall maintain an updated version of Annex A to reflect changes in the composition of the Partnership. The updated version of Annex A of all Limited Partners shall set forth their personal details (name, address and e-mail) and their respective interests (Limited Partner’s Equity Stake) in the Partnership. Each Limited Partner shall provide its personal details to the Managing Limited Partners and shall update the information as appropriate without undue delay. Each Limited Partner shall individually be responsible for any delays in contacting that Limited Partner if such delay occurs because the up to date personal details were not notified to the Managing Limited Partners in time.

5.	INVESTMENTS IN TOPCO – ALLOCATION OF SHARES

5.1	Each Limited Partner participates economically indirectly in such numbers of Ordinary Class A Shares and Ordinary Class B Shares as equal the number of Ordinary Class A Shares and Ordinary Class B Shares held by the Partnership which correspond, applying the principles described in Section 3.3 above, to those A-Shares, B1-Shares and B2-Shares that were previously attributable to each of the Limited Partners according to the partners accounts kept by the Partnership and also as can be taken from their MEP SPA(s) after taking into account the conversions of B2-Shares to B1-Shares approved by the MEP Board Resolutions for Limited Partners which resulted in the conversion of the following total amounts of B2-Shares into B1-Shares:

•	on 28 February 2012: 4,027 class B2-Shares;

•	on 22 May 2012: 9,639 class B2-Shares; and

•	on 13 March 2013: 24,526 class B2-Shares, and

subject to any further redemption of Ordinary Class B Shares and issue of Ordinary Class A Shares pursuant to the terms of this Partnership Agreement.

5.2	The Partners acknowledge and agree that, the following shall apply to any Ordinary Class A Shares which are listed, subject always to any applicable securities law or other restrictions and after expiry of any applicable underwriters lock-up or similar obligations (the “Dealing Restrictions”):

5.2.1	each Limited Partner (or in the case of a Pooling Investment Vehicle the Related Manager) who is not a Leaver may, by written request addressed to the General Partner, withdraw from the Partnership or request the Partnership to sell on or through the New York Stock Exchange or any other applicable public securities market or as otherwise may be permissible under and in accordance with applicable law and regulations, as well as any applicable policies of TopCo from time to time, an amount of Ordinary Class A Shares that is less than or equal to the amount of Ordinary Class A Shares the nominal value of which are credited to such Limited Partner’s Capital Account II or, as the case may be, in the event of a Pooling Investment Vehicle that part of such stake attributable to the Relevant Manager, provided that a LimitedPartner or Relevant Manager, as the case may be, may make no more than four such requests in any calendar year;

5.2.2	if the Partnership, represented by the General Partner, receives a qualifying written notification from a Limited Partner or Relevant Manager to sell a certain amount of Ordinary Class A Shares (in total not exceeding the amount of Ordinary Class A Shares the nominal value of which is credited on Capital Account II of such Limited Partner or, as the case may be, that part of such stake attributable to the Relevant Manager), it shall, without undue delay (subject to the Dealing Restrictions and any other legal restrictions) use reasonable commercial efforts to sell those shares accordingly;

5.2.3	nothing in this Partnership Agreement shall require the Partnership to implement a sale which would require the Partnership or TopCo or any Affiliate to issue any prospectus, registration statement or similar document or filing. Neither the Partnership nor any of its representatives shall have any obligation with respect to, or be liable for, the share price achievable or achieved upon such sale and transfer; and

5.2.4	an amount equal to the nominal value of the Ordinary Class A Shares sold upon request of the Limited Partners or Relevant Partner pursuant to this Section 5.2 shall be transferred from Capital Account II to Capital Account II L of such Limited Partner, together with the proceeds received from the sale of Ordinary Class A Shares, which shall also be credited to the Capital Account II L of the Limited Partner that requested the sale and the Limited Partner shall be entitled to withdraw such amount, net of any taxes or other costs related to the sale and transfer, provided that Section 11.8 shall apply mutatis mutandis to any such withdrawal.

5.3	The Partners and Managers acknowledge and agree that:

5.3.1	only those Limited Partners in respect of which a “Yes” is included in the last column of Annex A (headed “Preference Entitlement”) shall economically benefit in and be entitled to any payments received by the Partnership with respect to its shareholding in the Preference Share whether dividend, repayment of premium or capital or otherwise (the “Entitled Limited Partners”);

5.3.2	as between themselves, the Entitled Limited Partners shall participate (net of any applicable costs and taxes) in any such payments pro rata to their respective Limited Partner’s Equity Stakes; and

5.3.3	no Partner which is not an Entitled Limited Partner shall be entitled, directly or indirectly, to receive or benefit from any payment or other benefit, right or claim attaching to, deriving from or in connection with the Preference Share.

6.	PARTNER’S ACCOUNTS

6.1

For each Limited Partner, the Partnership shall maintain a Capital Account I (“Capital Account I”), a Capital Account II (“Capital Account II”), a Capital Account II L, (“Capital Account II L”), a Capital Account III (“Capital Account III”),

a Dividend Capital Account (“Dividend Capital Account”) (Capital Accounts I, II, II L and III and the Dividend Capital Account collectively the “Capital Accounts”), a Current Account (Verrechnungskonto, “Current Account”), a Reserve Account (Rücklagenkonto, “Reserve Account”) and a Loss Carryover Account (Verlustvortragskonto, “Loss Carryover Account”).

6.2	On Capital Account I: the liable capital registered in the commercial register for each Limited Partner in the amounts agreed to in Section 4.2 shall be posted.

6.3	On Capital Account II: the nominal value of the Ordinary Class A Shares equal to (i) in case of Managers or their Investment Vehicles, the Ordinary Class A Shares attributable to his/her/its Limited Partner’s Equity Stake or (ii) in the case of Warehouse, the Ordinary Class A Shares held by the Partnership but not attributable to any Limited Partner’s Equity Stake shall be posted. If the Partnership, at the request of a Limited Partner and as approved by the General Partner pursuant to 5.2, sells all or a part of Ordinary Class A Shares attributable to that Limited Partner’s Equity Stake (the “Approved Sale”), an amount equal to the nominal amount of Ordinary Class A Shares sold as well as any amounts received by the Partnership as consideration for such Approved Sale net of any taxes or other costs related thereto shall be posted on that Limited Partner’s Capital Account II L.

6.4	On Capital Account III: the nominal value of the Ordinary Class B Shares equal to (i) in the case of Managers or their Investment Vehicles, the Ordinary Class B Shares attributable to his/her/its Limited Partner’s Equity Stake or (ii) in the case of Warehouse, those Ordinary Class B Shares held by the Partnership but not attributable to any Limited Partner’s Equity Stake shall be posted.

6.5	On the Dividend Capital Account: any dividend or other distribution received by the Partnership on Ordinary Class A Shares or Ordinary Class B Shares shall be posted net of any taxes or other costs related thereto, upon receipt by the Partnership of any such dividend or other distribution, in each case in an amount equal to (i) in the case of Managers or their Investment Vehicles, the amount of dividend or distribution attributable to his/her/its Limited Partner’s Equity Stake or (ii) in the case of Warehouse, such amount of dividend or distribution received by the Partnership for the amount of Ordinary Class A Shares and/or Ordinary Class B Shares held by the Partnership but not attributable to any Limited Partner’s Equity Stake.

6.6	The Partnership shall maintain one collective account for all Entitled Limited Partners on which the nominal amount of the Preference Share (and any premium or equivalent in respect thereof) shall be posted (the “Preference Share Account”).

6.7	All Capital Accounts and the Preference Share Account shall be maintained as fixed, non-interest-bearing accounts. Withdrawals from the Capital Accounts shall be permissible only if expressly provided for in this Partnership Agreement with the prior written approval of the General Partner and Managing Limited Partners or upon dissolution of the Partnership.

6.8	Subject in each case to, and only upon, the prior written approval of the General Partner and the Managing Limited Partners:

6.8.1	Warehouse may at any time withdraw from each of (i) Capital Account II, Capital Account III all or a portion of those Securities or the purchase price received by the Partnership upon sale of such Securities and/or (ii) from Dividend Capital Account all or a portion of dividends paid and posted on such account, in each case in respect of Securities which are not attributed to another Limited Partner’s Equity Stake, in particular due to Warehouse having acquired such limited partnership interest representing these rights following exercise of a Call Option; and

6.8.2	each Limited Partner may at any time withdraw from Capital Account II and the Dividend Capital Account all or a portion of those Securities or the purchase price received by the Partnership upon sale of such Securities or from dividends paid and posted on such account, if any.

For the avoidance of doubt, a Partners’ resolution shall not be required with respect to any such withdrawal and no such withdrawal may result in any such account having a negative balance.

6.9	On the Current Account: any profits of the Partnership eligible for withdrawal which are not required to be posted to another account under this Partnership Agreement, in particular including, for the Entitled Limited Partners, any payments received by the Partnership deriving from or arising in connection with its shareholding in the Preference Share (in each case limited to the amount attributed to the relevant Entitled Limited Partner pursuant to Section 5.3 and net of any taxes or other costs related thereto), any sums withdrawn, interest, Partners’ loans and other payments between each Limited Partner and the Partnership shall be posted. The Current Accounts shall not bear interest, provided that any negative balance on the Current Accounts shall bear interest at a rate of 9% (nine percent) per annum. For the purpose of any dealings between the General Partner and the Limited Partners (the “Partners”) inter se, such interest shall be deemed to constitute proceeds of the Partnership. The Partners shall only be entitled to withdraw any positive balance of their Current Accounts in accordance with Section 11.8 hereof.

6.10	On the Reserve Account: any profits which may not be withdrawn, and any further contributions made by the Limited Partners in accordance with a resolution of the Partnership, or otherwise with the approval of the General Partner, shall be posted. These accounts shall neither bear interest, nor constitute liabilities of the Partnership and shall not, in the event of liquidation of the Partnership, form the basis of a claim for repayment by the respective Limited Partner, but shall only be taken into account when calculating the Cost for such Limited Partner.

6.11	On the Loss Carryover Accounts: the pro rata shares of the Limited Partners in any losses of the Partnership shall be posted. The Loss Carryover Accounts shall bear no interest. The Loss Carryover Accounts shall not constitute liabilities of the Limited Partners. However, in the event that the Partnership is liquidated, the debit balances on these accounts shall be settled with priority, provided that this shall not give rise to any obligation of the Limited Partners to make further capital contributions.

6.12

For each of the Pooling Investment Vehicle’s accounts (namely Capital Account I, Capital Account II, Capital Account III, Dividend Capital Account, Current Account, Reserve Account and Loss Carry-Over Account), the Partnership shall maintain additional sub-accounts for each Pooling Investment Vehicle’s ultimate Related Manager on which the individual allocation for each of the Related Managers is booked (the “Sub-Accounts”). The Sub-Accounts of the Pooling Investment Vehicle shall each be titled by adding “T” and for each of the Related Managers a specific individualized sequential number (starting from “1”) as set out and as attributed to each of the Related Managers in a list to be maintained by the Managing Limited Partners (the “KG Interest T List”). All Sub-Accounts kept by the Partnership for a specific Related Manager of a Pooling Investment Vehicle are together referred to as the “KG Interest T [Related Manager’s individualized number to be included]” so that, for example, the Sub-Accounts for the Related Manager to whom the number “1” as his individual number has been allocated, will be titled “T-1 Capital Account I, T-1 Capital Account II, T-1 Capital Account II L, T-1 Capital Account III, T-1 Dividend Capital Account, T-1 Current Account, T-1 Reserve Account, and T-1 Loss Carry- Over Account” and they will together be referred to as the “KG Interest T-1”.

6.13	The Partnership shall maintain a Current Account for the General Partner.

7.	ORDINARY CLASS B SHARES AND VESTING

7.1	In accordance with and when permitted under TopCo’s Articles the Partnership as holder of the Ordinary Class B Share is entitled to unilaterally request TopCo to convert an Ordinary Class B Share into one Ordinary Class A Share, such conversion taking place in a manner such that the share shall continue to exist, but shall be re- designated and classified as an Ordinary Class A Share under TopCo’s Articles (“Conversion”).

7.2	The Partnership shall request and agree to the Conversion for a Manager of 1/15 (“Vesting Tranche”) of the number of Ordinary Class B Shares attributable to his/her Limited Partner’s Equity Stake (provided that for Related Manager of a Pooling Investment Vehicle, the following shall be deemed to refer to the allocation according to the relevant Sub-Accounts) as follows, provided the Manager has not become a Leaver at the relevant date:

7.2.1	on each of the first, second, third, fourth and fifth anniversaries of the Effective Investment Date for such Manager (“Tranche A Vesting”), provided that in the event of any additional investments made by such Manager after that Effective Investment Date, the respective portion of the amount of additional investments shall also Vest at the anniversaries of the Effective Investment Date, with the first Vesting to occur on the first (catch-up) anniversary of the Effective Investment Date after any such additional investment.

7.2.2	without undue delay after TopCo’s audited annual accounts have been adopted by TopCo’s shareholders (“Measurement Date”) for each of 2013, 2014, 2015, 2016 and 2017 (“Measurement Year”), if the EBITDA Target has been attained as of 31 December of the relevant Measurement Year (derived from the audited annual accounts of HoldCo and its subsidiaries), subject to adjustment determined by the MEP Board pursuant to Section 7.2.3 of (“Tranche B Vesting”):

Measurement Year	EBITDA Target
2013	EUR	191,000,000

2014	EUR	213,000,000

2015	EUR	234,000,000

2016	EUR	257,600,000

2017	EUR	280,100,000

and, with respect to an additional Vesting Tranche, if the following EBITDA Targets, subject to adjustment determined by the MEP Board pursuant to Section 7.2.3 are attained for a Measurement Year (“Tranche C Vesting”)

Measurement Year	EBITDA Target
2013	EUR	225,000,000

2014	EUR	250,000,000

2015	EUR	275,000,000

2016	EUR	303,000,000

2017	EUR	329,500,000

and in both cases of Tranche B Vesting and Tranche C Vesting, provided that (A) any Vesting Tranche which fails to Vest because the applicable EBITDA Target has not been attained in a Measurement Year will Vest as of the Measurement Date of the following Measurement Year (“Catch-Up Year”) if the aggregate of the EBITDA Targets for the Measurement Year and the Catch-Up Year are attained, and (B) if the EBITDA for any Measurement Year exceeds the EBITDA Target for the Measurement Year which immediately follows that Measurement Year the Vesting Tranche scheduled to Vest in the following Measurement Year shall instead Vest as of the Measurement Date of the earlier Measurement Year; for the avoidance of doubt, it is understood and agreed that, applying these principles, Tranche B and Tranche C Vesting for the Measurement Year 2013 has already been effected in March 2013 on the basis of TopCo’s audited annual accounts for the fiscal year 2012.

7.2.3	The EBITDA Targets for Tranche B and Tranche C Vesting shall be based upon the business of TopCo and its subsidiaries existing at the effective date of this Partnership Agreement and shall be subject to adjustment, as determined by the MEP Board, to account for the impact of certain transactions, including, but not limited to, any business acquisition, divestiture or capital project not in the ordinary course and not contemplated when setting the EBITDA Targets. As to acquisitions and divestitures, the MEP Board shall make such adjustment by (i) dividing the earnings before interest, taxes, depreciation and amortization (as adjusted in a manner consistent with computation of EBITDA) of the acquired or divested business for the trailing 12 months through the end of the calendar quarter immediately preceding the date of the acquisition or divestiture by the EBITDA for such period

(“EBITDA Adjustment Ratio”) and then (ii) multiplying either (A) the sum of 1 plus the EBITDA Adjustment Ratio in the case of an acquisition or (B) 1 minus the EBITDA Adjustment Ratio in the case of a divestiture, by the EBITDA Target for the calendar year of the acquisition or divestiture, pro rated as necessary for the number of days in the calendar year of the acquisition or divestiture, and for every calendar year thereafter through 2017 provided that such adjustment shall be revised by the MEP Board as necessary to account for more than one acquisition or divestiture during the applicable one-year period.

7.2.4	The Tranche B and Tranche C Vesting shall be applied to the total number of the Ordinary Class B Shares attributable to the Limited Partner’s Equity Stake which is attributable to a Manager on 31 December of the relevant year, unless the Manager has become a Leaver at that date.

7.3	Upon a Change of Control, the Partnership shall request and agree to the Conversion of

7.3.1	all Vesting Tranches subject to the Tranche A Vesting, if not yet done so;

7.3.2	any Vesting Tranche subject to the Tranche B Vesting and Tranche C Vesting for which the Measurement Year has not ended if LTM EBITDA through the end of the calendar quarter immediately preceding the Change of Control equals or exceeds the applicable (Tranche B and/or Tranche C) Vesting EBITDA Target.

7.4	If any B2-Shares are no longer capable of Vesting, because the EBITDA Targets pursuant to Tranche B Vesting and/or Tranche C Vesting have not been attained in the applicable Catch-Up Year (the “Un-Vestable Ordinary Class B Shares”), then at the election of the MEP Board and without undue delay after the Measurement Date for the relevant Catch-Up Year either (i) the Partnership shall request and agree to the repurchase by TopCo of the Un-Vestable Ordinary Class B Shares, in which case, following repurchase, the corresponding amount of the nominal amount of Un- Vestable Ordinary Class B Shares shall be booked off the relevant Capital Account III (and any sub-account as applicable), thereby reducing the total Partnership Interest accordingly, or (ii) a part of the Managers’ (or ultimate Related Manager’s) Partnership Interest consisting of such amount of the nominal amount of Un-Vestable Ordinary Class B Shares shall be transferred to Warehouse with the respective amounts being booked from the relevant Capital Account III (and any sub-account as applicable) to the Capital Account III of Warehouse, in each case without consideration.

8.	TRANSFER OF PARTNERSHIP INTERESTS, DEFAULT CALL OPTION

8.1	The Partnership has been formed for certain Managers of the Group to serve as the vehicle for the Managers to participate in the growth and success of the Group. Other than Warehouse and the Managing Limited Partners, each Limited Partner of the Partnership is or will be either a Manager of the Group himself or an Investment Vehicle. No shares or other interest in an Investment Vehicle shall be disposed, transferred, pledged or encumbered by a Related Manager without the prior written consent of the General Partner.

8.2	The Partners do not expect to admit any additional Limited Partners to the Partnership other than

8.2.1	following a transfer of a Limited Partnership Interest by Warehouse to a Pooling Investment Vehicle, an Affiliate of Warehouse or otherwise to another entity which, with the consent of the MEP Board, assumes the role of Warehouse; or

8.2.2	by way of a transfer of an existing Partnership Interest (or part thereof) by a Manager or an Investment Vehicle to a permitted (other) Investment Vehicle in each case in accordance with this Partnership Agreement. All references in this Partnership Agreement to Limited Partners shall include any person who becomes a Limited Partner pursuant to this Section 8.2 or otherwise with effect from the date of that person’s admission to the Partnership.

8.3	Subject to Section 8.4, any transfer of a Partnership Interest or parts thereof shall require the prior written consent of the General Partner to be valid. The Partners already now hereby declare their consent to any such transfer or Partnership Interest approved by the General Partner and acknowledge that the General Partner may withhold its consent to the transfer unless:

8.3.1	the prospective new Limited Partner falls within Section 8.2;

8.3.2	in the event that the prospective new Limited Partner is an Investment Vehicle, the transfer of the Partnership Interest is to be made for estate planning purposes for no consideration to such Investment Vehicle as is acceptable to the General Partner and the holding of such interests through the Investment Vehicle would not trigger a Default Call Option under Section 8.6;

8.3.3	the prospective new Limited Partner and, where the Limited Partner is an Investment Vehicle (including a Pooling Investment Vehicle and any other (Pooling) Investment Vehicle), the ultimate Related Manager, have acceded to this Partnership Agreement and any ancillary or other documentation specified by the MEP Board, whereby the General Partner shall have power of attorney, for the avoidance of doubt with the authority to grant sub-power of attorney and under release of the restrictions of section 181 of the German Civil Code, to accept such accession on behalf of all other Parties; and

8.3.4	the prospective new Limited Partner and, where the Limited Partner is an Investment Vehicle (including a Pooling Investment Vehicle and any other (Pooling) Investment Vehicle), the ultimate Related Manager, have become a party to the Arbitration Agreement.

8.4	The Partners acknowledge that under Sections 7.3, 8.6 and 14 of this Partnership Agreement, Warehouse has received from each Limited Partner options to acquire all or part of its Partnership Interest. The transfer of a Partnership Interest (or part thereof) by any Limited Partner to Warehouse in performance of the obligations stipulated herein shall not require the consent of the General Partner.

8.5	No Limited Partner other than Warehouse shall be entitled to create, allow to come into being or permit to subsist any assignment, charge, pledge or other encumbrance or any interest in or right or claim to his Partnership Interest or any sub-participation therein, or to otherwise agree to any legal arrangements making the exercise of his rights as a Limited Partner subject to approval by a third party (or enter into any agreement or undertaking to do so) without the prior written consent of the General Partners.

8.6	Warehouse shall be entitled to acquire the entire Partnership Interest held by a Manager, as well as any part held by any relevant Investment Vehicle in the circumstances specified below and, accordingly, each Manager and Investment Vehicle hereby irrevocably offers to sell and transfer on the terms of this Section 8.6 and Sections 14 and 16 hereof its entire Partnership Interest to Warehouse or such person as it may nominate (“Default Call Option”); Warehouse or such person as it may nominate may accept this offer by giving notice in writing to each such Manager and Investment Vehicle. The Default Call Option may be accepted in the following circumstances:

8.6.1	insolvency, composition, bankruptcy (including any statutory procedures requiring the making of a declaration as to his/her assets) or similar proceedings in any jurisdiction are initiated (or declined for lack of assets) against the Manager or any relevant Investment Vehicle or any resolution is passed or order or declaration made for the winding up, liquidation or cessation of the relevant Investment Vehicle, as the case may be; or

8.6.2	the creation of any pledge, lien or encumbrance over (unless the same is terminated or released within four weeks of its creation) or any enforcement or equivalent proceedings being initiated against the Partnership Interest held by the Manager or any relevant Investment Vehicle, as the case may be; or

8.6.3	the relevant Manager ceasing to either (i) control, or (ii) be economic owner or beneficiary of at least 75% (seventy five percent) of, the relevant Investment Vehicle (other than a Pooling Investment Vehicle as an Investment Vehicle); or

8.6.4	on a Manager’s divorce if either the Partnership Interest or the interest in any Investment Vehicle held by that Manager is or becomes subject to claims raised in connection with the divorce;

8.6.5	breach of the Manager’s obligations under this Partnership Agreement, in particular these on transfer of Partnership Interests and those in Section 8.5 or

8.6.6	in the event no further amounts are booked on a Limited Partner’s Capital Accounts II and III (or, in the event of a Pooling Investment Vehicles, on the relevant sub-accounts of the Related Manager) due to either a withdrawal of shares which was debited to such accounts or due to one or more Approved Sales of such Limited Partner or Related Manager.

9.	MANAGEMENT AND REPRESENTATION

9.1	The Partnership shall at all times be managed by two or more managing Limited Partners (geschäftsführender Kommanditisten) who are members of the MEP Board (“Managing Limited Partners”). Jeremy Leach and Bertrand Tournay are the Managing Limited Partners as at the effective date of this Partnership Agreement. Subject to Section 9.2, further Managing Limited Partners may be appointed and the appointment of Managing Limited Partners may be rescinded by way of a resolution of the MEP Board. The appointment of any further Managing Limited Partner shall become effective when accpted by the new appointee in writing vis-à-vis the General Partner or a Managing Limited Partner (if any). The revocation of the appointment shall become effective when notified in writing by the General Partner or a Managing Limited Partner (if any) to the relevant Managing Limited Partner.

9.2	Each Managing Limited Partner is entitled to resign at his discretion. The resignation shall be in writing and shall become effective when received by one other Managing Limited Partner (if any) or the General Partner, provided that, if the resignation would otherwise result in the Partnership not having at least one natural person appointed as a Managing Limited Partner, the resignation shall become effective only upon a new Managing Limited Partner, who is a natural person, being properly appointed to replace the resigning Managing Limited Partner. The right to resign for cause with immediate effect shall remain unaffected. A Managing Limited Partner’s appointment as Managing Limited Partner terminates automatically as of the time he/she ceases to be a Limited Partner. If the number of Managing Limited Partners falls below two for any reason, the General Partner shall appoint one or two Managing Limited Partner(s) (as necessary to re-establish two Managing Limited Partners). Such appointments shall become effective if and when the new appointee(s) accept(s) the appointment in writing vis-à-vis the General Partner or the other Managing Limited Partner (if any).

9.3	The Managing Limited Partners shall manage the affairs of the Partnership in accordance with this Partnership Agreement and jointly at their discretion and in accordance with the law and the Partnership’s contractual commitments. Save as otherwise provided in this Partnership Agreement, the General Partner is excluded from managing the Partnership’s affairs.

9.4	The Managing Limited Partners are authorised to represent the Partnership vis-à-vis third parties (Handlungsvollmacht). If the Partnership has only one Managing Limited Partner, the Managing Limited Partner is authorised to represent the Partnership alone. If two or more Managing Limited Partners have been appointed, two Managing Limited Partners are authorised to represent the Partnership jointly.

9.5	Without prejudice to Section 9.4, the General Partner shall be entitled to represent the Partnership vis-à-vis third parties (Vertretungsbefugnis).

9.6	The General Partner and the Managing Limited Partners are each exempt from the restrictions of sec. 181 of the German Civil Code (BGB) as regards any dealings with or involving the Partnership.

9.7

The General Partner and the Managing Limited Partners shall be entitled to immediate reimbursement of any out-of-pocket expenses incurred by them for representing or managing the Partnership. Moreover, irrespective of the annual result of the

Partnership, the General Partner shall be paid a sum equivalent to five per cent (5%) p.a. of its share capital as compensation for the liability assumed by it. The Managing Limited Partners shall not be entitled to any compensation for the services to be rendered hereunder.

10.	RESOLUTIONS OF THE PARTNERSHIP, PARTNERS MEETINGS

10.1	Unless provided otherwise in this Partnership Agreement, the Partners shall pass resolutions (Gesellschafterbeschlüsse) as provided for under applicable law or this Partnership Agreement and in particular on the following issues:

10.1.1	adoption of the annual accounts and appropriation of the annual result;

10.1.2	discharge of the General Partner and the Managing Limited Partners;

10.1.3	amendment of this Partnership Agreement; and

10.1.4	dissolution of the Partnership.

10.2	Each EUR 1 of the amount recorded in the Capital Accounts II and III shall entitle the respective Partner to one vote. If Warehouse has no amounts recorded in the Capital Accounts II or III, it shall nevertheless have one vote. Each of the General Partner and the Managing Limited Partners have one vote. Unless a higher majority is imposed by mandatory law or this Partnership Agreement, resolutions of the Partnership shall be adopted by a simple majority of the votes entitled to be cast on the resolution.

10.3	Any resolution which would result in an appropriation of profits to Limited Partners other than in accordance with this Partnership Agreement shall require (i) a majority of more than 95% of the votes of all Limited Partners entitled to be cast on the resolution plus (ii) all votes of the Managing Limited Partners plus (iii) the vote of the General Partner.

10.4	Amendments to this Partnership Agreement shall be valid when adopted as follows:

10.4.1	Amendments to this Partnership Agreement which can reasonably be expected to have a negative impact on the Limited Partners’ financial interest in the Partnership in light of its purpose, in particular amendments to Sections 3 to 8, 14 to 16 and 17.5 as well as this Section 10.4 shall be adopted by (i) a simple majority of the votes of all Limited Partners entitled to be cast on the resolution or, if required by mandatory law, a higher majority, plus (ii) the majority of the votes of the Managing Limited Partners, plus (iii) the vote of the General Partner;

10.4.2	Amendments to this Partnership Agreement without an impact on the Limited Partners’ financial interest in the Partnership, in particular amendments to sections other than those referred to in Section 10.4.1 shall be adopted by (i) the votes of the Limited Partner who is the CEO of the Group or, if none, the most senior executive of the Group from time to time, plus (ii) the majority of the votes of the Managing Limited Partners, plus (iii) the vote of the General Partner.

10.5	Partnership resolutions may be passed by way of a written procedure as set forth in Section 10.6 or in a formal partners meeting as set forth in Section 10.7.

10.6	The Partners expect that most business will be conducted and most resolutions will be adopted by written resolution. A written resolution shall have been validly adopted by the Partnership if:

10.6.1	a Managing Limited Partner issues a request for a written vote on a proposed resolution;

10.6.2	such request is delivered (zugegangen) to each Partner in writing (including transmission by telefax or email) to the address in the most recent version of the list referred to in Section 4.6 above;

10.6.3	the request sets forth the resolution proposed to be adopted and requires each Partner to vote on this resolution in writing, such vote to be received by one of the Managing Limited Partners within a specified time (unless the Partners unanimously agree otherwise in respect of a specific resolution, such time to be no shorter than ten Business Days from the date on which the requests have been mailed or otherwise transmitted to all Partners, provided that the Managing Limited Partners are entitled to shorten this period to two Business Days);

10.6.4	either no notice of opposition or notice of opposition from Limited Partners representing less than 5% (five per cent) (calculated by reference to the total votes available for Limited Partners under Section 10.2) against the adoption of a resolution by way of a written resolution has been received by the Managing Limited Partners; and

10.6.5	of those Partners who have responded to the request in time, the necessary majority voted in favour of the proposed resolution.

Each Managing Limited Partner, the General Partner, as well as Partners acting jointly and representing more than 25% (twenty five percent) of the total available votes of all Limited Partners under Section 10 .2 above, shall be entitled to propose a written resolution to be adopted in the process outlined in this Section 10 .6. The proposal for a written resolution is to be submitted in writing to any of the Managing Limited Partners. Such Managing Limited Partners shall inform the other Managing Limited Partners (if any) of the request and shall without undue delay issue the Partners a request for a vote to the Partners on such proposed written resolution in accordance with this Section 10.6. The Managing Limited Partners shall inform the Partners of the outcome of any written procedure conducted in accordance with this Section 10 .6 without undue delay and at the latest within two weeks after the resolution has been adopted or rejected, as the case may be. Any Partner challenging the validity of the written resolution may do so only within four weeks after being informed of the outcome of a written approval process by initiating an arbitration procedure, in accordance with the Arbitration Agreement, for the purpose of having the resolution declared invalid. Any defects in respect of the written resolution (including the applicable majority) which are not properly challenged within this period are deemed cured.

10.7	Each Managing Limited Partner, the General Partner, as well as Partners acting jointly and representing more than 25% (twenty five percent) of the total available votes under Section 10.6 above, shall be entitled to require the Managing Limited Partners to call a Partners meeting (Gesellschafterversammlung). Such request shall be made in writing, setting forth the proposed agenda of the Partners meeting and shall be addressed to one of the Managing Limited Partners. Such Managing Limited Partner shall inform the other Managing Limited Partners (if any) of the request and shall without undue delay call a Partners meeting. Partners meetings shall be held at the Partnership’s registered office or any other place that is acceptable to all Partners. A Partners meeting shall be called in writing (including transmission by letter, fax or email) and with a notice period of ten Business Days (not counting the day the invitation to the meeting is mailed or otherwise transmitted to all Partners and the day of the meeting). The Partners meetings shall be chaired by the oldest Managing Limited Partner present. The chairperson shall determine whether sufficient votes are represented at the meeting to adopt Partnership resolutions and shall decide on the method by which votes are to be taken, unless the Partners meeting decides otherwise. At a Partners meeting, each Partner shall be entitled to be accompanied by one legal, financial or tax adviser who is subject to a professional duty to maintain confidentiality. The chairperson shall inform all Partners of the outcome of the Partners meeting without undue delay and at the latest two weeks after the meeting. Any Partner challenging the validity of a resolution adopted at the Partners meeting may do so only within four weeks after being informed thereof by initiating an arbitration procedure, in accordance with the Arbitration Agreement, for the purpose of the resolution being declared invalid. Any defects in respect of the Partners meeting or the resolutions adopted therein (including the applicable majority) which are not properly challenged within this period are deemed cured.

10.8	Each fiscal year, no later than two months after the final preparation and, if applicable, audit of the annual financial statements of the previous fiscal year either a written procedure in accordance with Section 10.6 shall be conducted or a partners meeting shall be held. The resolutions to be adopted or the agenda for the partners meeting to be held shall in all cases include the items referred to in Sections 10.1.1 through 10.1.2 above.

11.	ANNUAL FINANCIAL STATEMENT AND APPROPRIATION OF RESULTS

11.1	The business year of the Partnership shall be the calendar year.

11.2	Annual statements of accounts shall be drawn up by the Managing Limited Partners within the first 120 days after the end of the relevant business year and in compliance with the statutory balance-sheet format and valuation provisions, taking into due consideration the provisions of tax law relating to the assessment of profits. If prescribed by law or required under a resolution of the Partners with the approval of the General Partner, the annual statement of accounts shall be submitted to the Partnership’s auditor for a formal audit, in which case the Managing Limited Partners, subject to the prior approval of the General Partner, shall appoint such auditor.

11.3	The Managing Limited Partners shall submit the annual statement of accounts and the auditor’s examination report (if any) to the Partners promptly after receipt of these documents.

11.4	The Limited Partners shall participate in the Partnership’s residual profits and losses (after the bookings of dividends or other amounts required to be made pursuant to Section 6.1 to 6.8 and 6.12 above which bookings shall be made and profits allocated directly to the individual Limited Partner’s accounts set out in Section 6.1 to 6.8 and 6.12 and any withdrawals in accordance with Section 5.2.4) in proportion to their share-related interest in the Partnership, provided however, that the amounts booked to each Limited Partner’s Dividend Capital Accounts in accordance with Section 6.1 to 6.8 and 6.12 above shall be disregarded for the purposes of the determination and allocation of those profits and losses and that only the resulting amount (after making such booking under Section 6 above) shall be booked in accordance with Sections 6.9 to 6.11 above. Such proportional interest is to be determined on the basis of their respective balances on the Capital Account II and Capital Account III (expressed as a percentage the “Proportional Interest”). The Partners shall not be required to make any additional capital contributions, even if the Partnership is liquidated. This shall not affect the provisions of § 171 para. 1 HGB.

11.5	Any residual annual surplus (profit) as set out in Section 11.4 shall, unless otherwise provided for herein or unless otherwise resolved by the Partners, be credited to each Partner’s Current Account. Any annual loss shall be covered by the liquidation of reserves (if any). If the reserves are not sufficient to cover the entire annual loss incurred, the balance of such loss shall be booked to the Loss Carry Forward Accounts. Any future annual surplus shall then be used to balance the Loss Carry Forward Accounts only after which will any remaining surplus be credited to the respective Partner’s Current Account.

11.6	The Partners, other than the Managing Limited Partners, shall not participate in the preparation of the accounts. The rights of the Limited Partners under sec. 166 para. 1 and 3 HGB remain unaffected. The Managing Limited Partners may require those Limited Partners who want to exercise these rights to jointly instruct one legal, financial or tax adviser who is subject to a professional duty to maintain confidentiality. In this case, the Partnership shall comply with its obligations under sec. 166 HGB vis-à-vis the adviser acting on behalf of the Limited Partners.

11.7	The Partnership shall provide to each Partner such information and such documents as the Partner may require to comply with its obligations to file proper tax returns and to respond to enquiries of appropriate tax authorities.

11.8	Withdrawals of funds by the Partners from the Partnership shall only be permissible, subject to the terms of this Partnership Agreement and up to the amount of any credit balance on their Capital Account II, Capital Account II L, the Current Accounts and/or on the Dividend Capital Account, if any and only to the extent the Partnership has sufficient cash funds available. Subject to the ability of the Partnership to pay out the entire balance of all Current Accounts each Partner shall be entitled to withdraw funds from its Current Account at any time and funds from its Dividend Capital Account only if amounts have been credited to such account. Such request shall be made in writing addressed to one of the Managing Limited Partners and the General Partner. If the Partnership has insufficient funds available to pay each Limited Partner’s Current Account balance or Dividend Capital Account balance in full, the Partnership shall distribute to each Partner who so requires a pro-rated amount of the available funds reflecting such Limited Partner’s Proportional Interest in the Partnership. The Managing Limited Partners shall arrange for the transfer of funds so withdrawn to a bank account of the withdrawing Partner without undue delay and at the withdrawing Partner’s cost.

12.	GENERAL PARTNER’S AUTHORITY AND PARTNERSHIP’S SHAREHOLDERS’ RIGHTS IN TOPCO

12.1	The General Partner shall have full power and authority to act on behalf of and represent the Partnership, and with the power to exclusively bind the Partnership thereby in all respects, without requiring the prior approval by way of a Partners resolution.

12.2	The General Partner shall require the prior approval of the MEP Board before exercising the Partnership’s voting rights in TopCo in any respect, or granting any waiver, consent or approval with regard to its rights in, over or in connection with shares in or other securities issued by TopCo and shall exercise, or refrain from exercising all such voting or shareholder rights as directed by the MEP Board from time to time.

13.	PRE-EMPTIVE RIGHTS TO NEW SHARES OR INTERESTS IN TOPCO

13.1	Under circumstances set out in the TopCo Articles and as provided for under statutory law, the Partnership may be entitled to exercise pre-emptive rights in connection with an increase of the issued share capital of TopCo (the “New Issue”).

13.2	Upon receipt of a notification from TopCo of a New Issue, the General Partner shall

13.2.1	inform each Limited Partner of the proposed New Issue,

13.2.2	provide each Limited Partner with the offering memorandum or other information received by the Partnership in connection with the proposed New Issue and in particular inform the Limited Partners about the proposed subscription price for the TopCo Shares to be issued, and

13.2.3	inform the Limited Partners about the procedural steps such Limited Partner will have to comply with if such Limited Partner wishes to indirectly participate in the New Issue.

13.3	Each Limited Partner shall be entitled to participate in the New Issue pro rata to the amount of Ordinary Class A Shares which are attributed to such Limited Partner, expressed as a percentage to the total amount of Ordinary Class A Shares issued to the Partnership (the “Proportional Interest A”). The maximum number of TopCo Shares in respect to which a Limited Partner may indirectly participate in the New Issue is hereinafter referred to as “Entitlement”. Each Limited Partner’s Entitlement shall be computed as follows:

total number of TopCo Shares which the Partnership (as a whole) is entitled to subscribe to in the New Issue times

the Limited Partner’s Proportional Interest A.

The number of TopCo Shares in respect of which such partner actually exercises its Entitlement which a Limited Partner acquires are hereinafter referred to as the “Additional Shares”.

13.4	The Partnership, as represented by the General Partner, shall use reasonable efforts to comply with the instructions of a Limited Partner to subscribe to the Additional Shares if such instructions are received in time to permit the Partnership to participate in the New Issue and if such instructions are accompanied by payment to the Partnership of the amount due to TopCo for the subscription to the Additional Shares (the amount payable for the Additional Shares being the “Subscription Payment”). If the subscription by the Partnership fails after receipt of the Subscription Payment, the Partnership shall return the same to the relevant Limited Partner. The Partnership shall only subscribe to the New Issue in the amount corresponding to the amount for which the Limited Partners have exercised their Entitlement pursuant to the provisions of this Clause 13. No Limited Partner shall be entitled to subscribe for or cause the Partnership to subscribe for TopCo Shares in the New Issue which relate to another Limited Partner’s Entitlement if such Entitlement has not been exercised.

13.5	The Limited Partners’ contributions used to fund the nominal amount of the Subscription Payments shall be credited to each Limited Partner’s Capital Account II (resulting in an adjustment of the Proportional Interest and the Proportional Interest A). Payments made by Limited Partners to fund the share premium payable upon subscription shall be credited to the Limited Partner’s Reserve Account.

13.6	The provisions of this Clause 13 shall apply correspondingly to the issuance by TopCo of other TopCo Securities other than TopCo Shares (whether together with TopCo Shares or in a separate issue) in respect of which the Partnership is entitled to exercise its pre-emptive rights. Should TopCo as a condition for the subscription to new TopCo Shares require the subscriber to also subscribe to a proportional number of any other form of TopCo Securities other than TopCo Shares, a Limited Partner may instruct the Partnership to exercise the subscription rights only in a manner consistent with the requirements imposed by TopCo. Payments effected by a Limited Partner for any TopCo Securities pursuant to this Sections 13.613.6other than TopCo Shares shall be booked on the partnership accounts as appropriate given the nature of such TopCo Securities.

14.	COMPULSORY TRANSFER OF LIMITED PARTNERSHIP INTERESTS, CALL OPTIONS

14.1	For the purposes of this Partnership Agreement:

14.1.1	a “Bad Leaver” is a Manager who:

(a)	resigns or terminates his/her service agreement without Good Reason (other than a Retiree);

(b)	is dismissed or removed from office by a member of the Group for Cause; or

(c)	violates any of the restrictive covenants set forth in Section 15.1 or in his/her MEP SPA or ancillary documentation or, with respect to

Related Managers of a Pooling Investment Vehicle, violates any of his obligations under the articles of a Pooling Investment Vehicle, his subscription declaration or acquisition agreement upon his investment in a Pooling Investment Vehicle or the terms of a shareholders agreement entered into with respect to his or her shareholding in a Pooling Investment Vehicle.

14.1.2	a “Good Leaver” is a Manager who:

(a)	dies;

(b)	terminates employment after reaching retirement age as laid down in the governmental pension regulation or private pension arrangement applicable to such Manager, whichever is earlier (or, where there is no applicable pension regulation arrangement, age 62) with at last three years of employment with the Group (a “Retiree”);

(c)	becomes permanently disabled as defined under the statutory local social security regulations applicable to such Manager;

(d)	has his/her business unit disposed of to a third party who is not a member of the Group, provided that the Manager does not continue to be employed by an affiliate of TopCo following such transfer;

(e)	has his/her employment terminated for reasons other than Cause;

(f)	is qualified as a Good Leaver by the MEP Board acting in its entire discretion on a case-by-case basis and without creating any precedent; or

(g)	voluntarily resigns for Good Reason.

14.2	If a Manager becomes a Good Leaver or Bad Leaver, then any Investment Vehicle holding, directly or indirectly, any Partnership Interest constituting parts of or deriving from the Partnership Interest originally allocated to such Manager shall be deemed to be, and shall for all purposes of this Partnership Agreement be treated as, a Good Leaver or Bad Leaver accordingly, provided that, with respect to a Pooling Investment Vehicle, this only applies to the Related Manager’s KG Interest T as shown on the relevant Sub-Accounts.

14.3

If a Manager becomes a Leaver, Warehouse shall be entitled to acquire the entire Partnership Interest (or any part thereof) of such Manager (or, as the case may be, all or that part of a Limited Partnership Interest held by a Limited Partner representing the ultimate Related Manager’s interest in the Partnership) and his or her permitted Investment Vehicles (if any), including the liability amount (Hafteinlage) and all rights to the Capital Accounts or other accounts on the terms of these Sections 14 and 16 below with immediate effect. By acceding to this Partnership Agreement, each such Manager and any permitted Investment Vehicle grants Warehouse the right to so acquire the Leaver’s entire Partnership Interest (or, as the case may be, the part thereof attributable to the ultimate Related Manager) in such circumstances and, accordingly, each Manager and Investment Vehicle hereby irrevocably offers to sell and transfer on the terms of these Sections 14 and 16 below all or any part of its Partnership Interest to Warehouse or such person as it may nominate; Warehouse or such person as it may nominate may accept this offer by giving notice in writing to each such Manager and Investment Vehicle within the period specified in Section 14.5 below (“Leaver Call Option”).

14.4	Warehouse may transfer any Leaver Call Option right to another person nominated by it in its discretion.

14.5	The Call Options shall expire 180 days after the relevant Trigger Date.

14.6	For the avoidance of doubt the Call Options shall extend to include all other claims against or securities in TopCo (if any) owned, subscribed by or attributable to the Leaver, even if they do not constitute Securities for the purpose of this Partnership Agreement.

14.7	All voting and other rights in respect of the relevant Partnership Interest are suspended and neither the Manager, any permitted Investment Vehicle or the Partnership shall or shall be entitled to exercise them with effect as of the Trigger Date in the case of a Call Option. Each Manager and Investment Vehicle undertakes not to exercise, or permit to be exercised, any votes attaching to the Partnership Interest held by it after the applicable date referred to above. For the avoidance of doubt, following exercise of the Call Option and transfer of the Partnership Interest to Warehouse or its nominee, the voting rights will then again be capable of being exercised by Warehouse or its nominee as the case may be upon the transfer to Warehouse becoming effective.

14.8	Following exercise of a Call Option, the Partnership shall, without undue delay upon instruction of Warehouse, subject to any Dealing Restrictions:

14.8.1	sell and transfer on or through the New York Stock Exchange or any other applicable public securities market or as otherwise may be permissible under and in accordance with applicable law and regulations, as well as an applicable policies of TopCo from time to time an amount of Ordinary ClassA Shares which is equal to the amount of Ordinary Class A Shares attributable to the respective Limited Partner’s Partnership Interest or the part attributable to the Leaver as the case may be; and

14.8.2	use commercially reasonable efforts to agree with TopCo the sale and transfer of all relevant Ordinary Class B Shares to TopCo and their subsequent cancellation by TopCo.

14.9	If the Call Option is exercised in a situation in which a Manager is a Bad Leaver, the Manager shall be obliged, upon notice by the General Partner, to withdraw the Ordinary Class A Shares attributable to the Bad Leaver’s Limited Partnership Interest so that, upon transfer of the Limited Partnership Interest to Warehouse, no more Ordinary Class A Shares will be attributable to the respective Bad Leaver’s Limited Partnership Interest.

14.10	Section 5.2 shall apply mutatis mutandis to any sale and transfer under Section 14.8.

15.	RESTRICTIVE COVENANTS

15.1	Without prejudice to any other non-compete and non-solicitation undertakings the Managers may have entered into, for so long as he/she (or his/her Investment Vehicle) holds any direct or indirect interest in TopCo or the Partnership and for the Restricted Period, a Manager shall not without the prior consent of the MEP Board:

15.1.1	carry on or be engaged in or concerned with or interested in, either alone or jointly, with, through or on behalf of any person, directly or indirectly, in any activities in the territory in which any member of the Group is active or has been active within the previous twelve months (“Territory”), which competes with all or any part of the Group’s business;

15.1.2	own, support, finance or hold any economic interest in, either alone or jointly, with, through or on behalf of any person, directly or indirectly, any interest in any company, business or other person which competes with all or any part of the Group’s business in the Territory, provided that a Manager or his/her Investment Vehicle may hold up to 5% of a class of securities of a company listed on a recognised stock exchange;

15.1.3	be or exercise any function as manager, legal representative, director, employee, officer or consultant in or for any company, business or other person which competes with all or any part of the Group’s business in the Territory; or

15.1.4	directly or indirectly (including through any intermediary), solicit or take the initiative to contract with a view to the engagement or employment by any legal entity, any employee, officer or manager of the Group, provided that this shall not prohibit a manager who has become a Leaver from employing any such person who applies for employment in response to a general public advertisement or recruitment campaign.

15.2	In case of a breach of Section 15.1, the Manager shall be considered a Bad Leaver pursuant to Section 14.1.1 (c), provided that the Manager shall first be given written notice of such breach and shall be given a period of fifteen Business Days from delivery of such notice to cure the breach. For these purposes the “Trigger Date” shall be the date on which the fifteen Business Days period referred to above expires or, if earlier, the date of the Manager’s refusal.

15.3	Each of the Managers undertakes, on request of Warehouse, in his or her agreement by which the Partnership Interest is sold and transferred to Warehouse or such person it may have nominated following the exercise of a Leaver Call Option, to restate and confirm the obligation contained in Section 15.1 for the remainder of the Restricted Period.

16.	COMPENSATION

16.1	The purchase price payable under a Leaver Call Option depends on whether the Leaver is a Good Leaver or a Bad Leaver and shall be determined as set out in Sections 16.2 and 16.3 below.

16.2	In the case of a Good Leaver, the purchase price payable under a Leaver Call Option is:

16.2.1	in respect of that portion of the Partnership Interest represented by the Leaver’s Capital Account II (i.e. representing the Ordinary Class A Shares), the Fair Market Value;

plus

16.2.2	in respect of that portion of the Partnership Interest represented by the Leaver’s Capital Account II (i.e. representing the Ordinary Class B Shares), the lower of (i) Fair Market Value and (ii) Cost;

minus

16.2.3	any negative balance on a Capital Account or other account of the Partnership comprised in the Partnership Interest;

minus

16.2.4	all Value Out, except to the extent a Liquidity Event which gave rise to all or part of the Value Out has already been reflected in the calculation of Fair Market Value,

but the purchase price shall not be less than zero.

16.3	In the case of a Bad Leaver, the purchase price payable under a Leaver Call Option (following a withdrawal of the Limited Partner’s Ordinary Class A Shares as set out in Section 14.9) is:

16.3.1	the lower of:

(a)	Cost of the Partnership Interest;

or

(b)	the Fair Market Value of the Partnership Interest;

minus

16.3.2	any negative balance on capital or other account of the Partnership comprised in the Partnership Interest;

minus

16.3.3	all Value Out,

but the purchase price shall not be less than zero.

16.4	The “Fair Market Value” of a Leaver’s Partnership Interest or a part thereof shall:

16.4.1	with respect to that portion of the Partnership Interest representing the Ordinary Class A Shares, be equal to the net proceeds which the Partnership receives upon completion of the sale of that amount of Ordinary Class A Shares pursuant to Section 14 .8; and

16.4.2	with respect to that portion of the Partnership Interest representing the Ordinary Class B Shares be established by the MEP Board in good faith on the basis of the relevant share price of Ordinary Class A Shares and any price agreed with TopCo for the Ordinary Class B Shares, but taking into account other factors the MEP Board deems relevant in its sole discretion and provided that the restrictions contained in this Partnership Agreement regarding, in particular, the Vesting of Ordinary Class B Shares and any dividends accrued, but unpaid in respect of Ordinary Class B Shares, shall be taken into account in such valuation.

16.5	The purchase price payable under a Default Call Option shall be calculated as under a Leaver Call Option for a Bad Leaver.

16.6	The purchase price calculated pursuant to Sections 16.2 to 16.5 shall be reduced by the amount of claims which any member of the Group may have against the Leaver for any reason, including, without limitation thereto, any damage claim a member of the Group might have against the Leaver for an infringement of the Leaver’s duties after he became a Leaver and/or after he ceased to hold any direct or indirect interest in TopCo.

16.7	The purchase price under a Call Option (the “Transfer Price”) is due and payable as follows:

16.7.1	that part of the purchase price relating to the portion of the Partnership Interest representing the Ordinary Class A Shares shall be due and payable within 15 Business Days following the later of (i) sale and transfer of the corresponding amount of Ordinary Class A Shares by the Partnership and (ii) receipt by Warehouse of the proceeds from such sale; and

16.7.2	that part of the purchase price relating to the portion of the Partnership Interest representing the Ordinary Class B Shares shall be due and payable within 15 Business Days following the later of (i) completion of the transfer of the relevant Partnership Interest and (ii) receipt by the Partnership of the proceeds from the sale of the Ordinary Class B Shares to TopCo, in each case, unless either such a cash payment would result in a violation of applicable laws, be restricted or constitute an event of default under the loan agreements of any members of the Group or Warehouse does not have funds to make such payment. In any such case payment of the Transfer Price shall be made by issuance of a promissory note from the purchaser which shall bear interest at a rate of 6% p.a. from the date on which such payment would otherwise be due pursuant to the terms of this Partnership Agreement up to, but not including, the date on which payment is made to the relevant Manager and which shall become due as to all or a portion of the principal and accrued interest either as soon as repayment would not result in a violation of applicable laws, be so restricted or constitute an event of default (with accrued interest being paid first, then principal) or when Warehouse has sufficient funds to make such payment.

16.8	The MEP Board may require from each Manager and any Investment Vehicle that he/she/it pledges to TopCo (or any person nominated by it) his/her/its shares in his/her/its Investment Vehicle and/or, as the case may be, his/her/its Limited Partnership Interest to secure his/her/its obligations under this Partnership Agreement.

16.9	For the purposes of Sections 14 and 16 hereof:

16.9.1	all references to the Leaver’s Partnership Interest or amounts booked on the Leaver’s Capital Accounts shall, with respect to a Related Manager of a Pooling Investment Vehicle being a Leaver, be understood as reference to the KG Interest T, respectively the Sub-Accounts maintained for such Related Manager and the Leaver Call Option shall refer to only that part of a Pooling Investment Vehicle’s Partnership Interest as is represented by the Sub- Accounts maintained for the respective Related Manager;

16.9.2	all references to Partnership Interest and Securities are references to those interests in the Partnership held by or attributable to the Leaver at the Trigger Date, disregarding for the determination of Cost any such interest that may already have been sold, repurchased, repaid or otherwise transferred prior to the Trigger Date in connection with a Liquidity Event or otherwise; and

16.9.3	on any Liquidity Event, unless otherwise specifically determined by the MEP Board in connection therewith, all Value Out which is payable or attributable to the Partnership shall be deemed and construed to be applied (and the relevant Securities shall be retired) in the following order:

(a)	firstly to settlement of all costs and liabilities of the Partnership;

(b)	then to settlement of any negative balances on Capital Accounts or other accounts of the Partnership; and

(c)	the remainder to Partnership Interest of the Limited Partners pro rata to their Proportional Interest.

17.	DURATION/TERMINATION

17.1	The Partnership is established for an indefinite period.

17.2	The Partnership shall dissolve six months after the Partnership has ceased to hold any Securities in TopCo unless:

(i)	the Partners shall vote for the continuation of the Partnership with a 95% majority of votes entitled to be cast by the Limited Partners plus the vote of the General Partner; or

(ii)	the Partnership in the course of a corporate reorganisation for tax or other reasons exchanges its TopCo Securities (directly or indirectly) into, inter alia, an equity interest in another entity and such other entity continues to operate the same business as previously conducted by TopCo and its Affiliates (a “Successor Entity”). In this case, each reference to TopCo in this Partnership Agreement shall be replaced by a reference to the Successor Entity.

17.3	Prior to the dissolution of the Partnership in accordance with Section 17.2 and while the Partnership holds any Securities (in TopCo or a Successor Entity), the Partnership can be dissolved only by a resolution (i) with a majority of 95% of the votes entitled to be cast by the Limited Partners, (ii) plus the votes of the General Partner and plus (iii) the majority of the votes of the Managing Limited Partners. Such majority shall also be required to amend the forgoing sentence. Should the Partnership cease to own Securities, the Partners may, prior to the expiry of the six months period referred to in Section 17.2, resolve to dissolve the Partnership by resolution (i) with a majority of 75% of the votes entitled to be cast by the Limited Partners plus (ii) the vote of the General Partner and plus (iii) the majority of the votes of the Managing Limited Partners.

17.4	A partner may terminate the Partnership only for cause as defined in sec. 133 HGB. The right to force a termination in accordance with sec. 133 HGB is excluded and replaced by a right to terminate. Such right to terminate is to be exercised in writing and only after the requirements set forth in Section 17.5 have been complied with.

17.5	Prior to being entitled to terminate the Partnership for cause, each Limited Partner (other than Warehouse) is required to offer to sell its Partnership Interest to Warehouse in writing on the terms and conditions provided for a sale and transfer of the Partnership Interest upon the Limited Partner or its Related Manager becoming a Good Leaver provided that the Transfer Price in this case shall be 80% of the Transfer Price payable to a Good Leaver, and provided further, that in this case the “Trigger Date” shall be the date as of which such Limited Partner would, but for this provision, be entitled to terminate the Partnership Agreement. Warehouse shall be entitled to accept this offer within a period of twenty (20) Business Days after the price for such sale has been determined in accordance with Section 16.2. If Warehouse accepts the offer, the offering Limited Partner shall be required to transfer its Partnership Interest to Warehouse on the applicable terms and conditions, including those set out in Section 16.6, and the offering Limited Partner shall not be entitled to terminate the Partnership.

17.6	Warehouse and the General Partner shall not be required to offer their Partnership Interest before exercising a right to terminate the Partnership for cause. The termination by Warehouse or the General Partner shall become effective only if it has not been rescinded within twenty (20) Business Days after Warehouse or the General Partner, as the case may be, exercised its termination right in writing.

17.7	Should a Limited Partner terminate the Partnership (such Partner a “Terminating Partner”), the Terminating Partner shall cease to be a Partner of the Partnership upon the termination becoming effective. Any compensation payable following a due termination shall be payable in accordance with Section 17.5.

17.8	Should the Partnership dissolve, the Partnership shall be liquidated. Unless otherwise resolved by the Partnership, the Managing Limited Partners shall be the liquidators.

18.	SUCCESSION UPON DEATH

Upon the death of a Partner who is a natural person, the Partnership shall be continued with the heirs, legatees, or statutory heirs of such Partner, as the case may be, until Warehouse acquires the Partnership Interest of the deceased by exercising one of its Call Options.

19.	DUTY TO MAINTAIN CONFIDENTIALITY

Each Partner and each Manager shall maintain confidentiality towards third parties with respect to any confidential matters he/it gains knowledge of in his/its capacity as a Partner or ultimate Related Managers and/or in connection with any work for the Partnership or the Group, including in particular, but not limited to, information concerning balance sheets or any deliberations or resolutions of the Partners. This duty to maintain confidentiality shall continue to apply after a Partner’s withdrawal or the withdrawal of the relevant Investment Vehicle from the Partnership. It shall not affect the right of the Partners or ultimate Related Managers to submit their balance sheets or other information to banks and to fulfil their statutory obligations regarding disclosure. Furthermore, each Partner and ultimate Related Manager shall be entitled to disclose such confidential matters to members of the legal, tax or financial consultation professions subject to a professional duty to maintain secrecy if and to the extent that the disclosure of such information is in the legitimate interest of the Partner or ultimate Related Manager concerned. Other exceptions from the duty to maintain confidentiality may be authorised by the Managing Limited Partners in individual cases. In addition, Warehouse and the General Partner shall be entitled to disclose any matter to any of their Affiliates.

20.	POWER OF ATTORNEY FOR DEALINGS WITH THE COMMERCIAL REGISTRY

Each Limited Partner shall grant a notarially certified power of attorney to the General Partner authorizing the latter to represent it towards the commercial registry with respect to any matter concerning the Partnership.

21.	PUBLICATIONS

Notices of the Partnership shall be published in the electronic Bundesanzeiger (electronic Federal Gazette) to the extent that such publication is required by law.

22.	PARTIAL INVALIDITY AND AMENDMENTS TO THIS PARTNERSHIP AGREEMENT

22.1	Should any provision of this Partnership Agreement, or any provision that may be included in this Partnership Agreement in the future, or any part of any such provision, be or become ineffective or impossible to implement, or should this Partnership Agreement prove to have a contractual gap, this shall not adversely affect the validity of the other provisions hereof. Any such provision that may prove to be ineffective or impossible to implement, or any contractual gap that may be contained herein, shall be replaced or filled by such reasonable provision which is acceptable in legal terms and which comes as close as possible to what the parties intended to agree on or, judging by the purpose and the essence of this Partnership Agreement, would have agreed on had they considered the relevant issue.

22.2	If any provision hereof is ineffective or impossible to implement due to the quantity or extent of any contractual performance, or the time within which such performance is to be rendered (i.e. a deadline set in the form of a specific date or period of time), the parties shall be deemed to have agreed on such quantity, extent or time that is acceptable in legal terms and that comes as close as possible to the original provision.

22.3	All arrangements concerning the contractual relationship between the Partners or between the Partners and the Partnership shall only be binding if made in writing unless the law requires that they be recorded by a notary. This shall also apply to any waiver of this requirement of written form.

22.4	This Partnership Agreement contains all agreements reached between the Parties. There are no side agreements.

23.	ARBITRATION, JURISDICTION

23.1	Any dispute arising out of or in connection with this Partnership Agreement (including such on the validity of this Section 23), which cannot be settled amicably shall be finally settled by arbitration in accordance with the separate arbitration agreement concluded between the General Partner and the Limited Partners in the form attached hereto as Annex B (the “Arbitration Agreement”).

23.2	The place of exclusive jurisdiction for all judicial acts relating to arbitration proceedings in accordance with section 1062 para 1 no 1 to 4 Civil Procedure Code (Zivilprozessordnung) as well as for all disputes between the parties that are not arbitrable and for which there is no other exclusive place of jurisdiction is Frankfurt/Main.

23.3	This Partnership Agreement is governed by German law.